Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations and Treasurer (405) 225-4846

SONIC ANNOUNCES NEW $40 MILLION SHARE REPURCHASE PROGRAM

OKLAHOMA CITY (August 17, 2012) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that its Board of Directors authorized a stock repurchase program for up to $40 million worth of common stock through August 31, 2013. Share repurchases may be made from time-to-time in the open market or in negotiated transactions depending on share price, market conditions and other factors.

“Our franchise business model continues to generate significant free cash flow1, and we believe the share repurchase program supports our objective to maximize shareholder value. The $30 million share repurchase program we completed earlier this year has been accretive to earnings, and this new authorization will continue to add value for shareholders in fiscal 2013,” said Clifford Hudson, Chairman and Chief Executive Officer. “We expect our operations to generate free cash flow of approximately $50-55 million for fiscal 2012.

“As we have over the years, going forward Sonic will increase shareholder value using a multi-layered growth strategy, which incorporates sales growth, leverage from higher sales, use of cash, increasing franchising revenue and new drive-in development, to achieve double-digit earnings per share growth. The share repurchase program, combined with strategic initiatives to sustain positive same-store sales, expand operating margins and spur new drive-in development, provide the momentum needed to effect solid growth in our business in the near term and long term,” concluded Hudson.

[1]	Free cash flow is defined as net income plus depreciation, amortization and stock compensation expense, less capital expenditures.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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